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                                                                    News Release

Contact:      Kurt Leutzinger, CFO
              (510) 608-6575
              or
              Ina Cu-Unjieng, Manager, Investor/Public
              Relations
              (510) 608-4662

             ABGENIX TO ACQUIRE IMMGENICS IN STOCK SWAP TRANSACTION

             - COMPANY GAINS ACCESS TO PROPRIETARY HIGH THROUGH-PUT
                         ANTIBODY DISCOVERY TECHNOLOGY -


FREMONT, Calif. and VANCOUVER, B.C., September 26, 2000 - Abgenix, Inc. (Nasdaq:
ABGX) and ImmGenics, Inc. announced today a definitive agreement whereby Abgenix will acquire ImmGenics in an all-stock transaction. The transaction, which is expected to be completed by December 1, 2000, has been approved by both companies' boards of directors and remains subject to ImmGenics shareholder approval. Abgenix will exchange approximately US$77 million (CAN$110 million) of its stock for all ImmGenics shares and options.

ImmGenics, founded in 1993, has developed a proprietary technology which can increase both the effectiveness and speed of antibody product discovery efforts. ImmGenics' technology dramatically increases the number of antibodies that can be screened for any given antigen target. This breakthrough technology is expected to allow Abgenix to rapidly select optimal product candidates from larger pools of antibodies.

"Abgenix is very excited to be adding this powerful technology to our growing collection of antibody product discovery tools," said R. Scott Greer, chairman and CEO of Abgenix. "We intend to maintain our technological leadership in the antibody field with both internal research initiatives and acquisitions. We also look forward to integrating ImmGenics' high caliber employee group with the Abgenix team."

"Abgenix, with its industry leading XenoMouse-TM- human antibody technology and its commitment to enhancing antibody product discovery efforts, is the ideal partner for ImmGenics," stated Kevin Leslie, Ph.D., ImmGenics' president and CEO. "We enthusiastically anticipate combining our technology with Abgenix's antibody product discovery program."


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Abgenix to Acquire ImmGenics, Page 2



ImmGenics' technology involves screening antibodies directly from antibody-producing B cells rather than from hybridoma cell lines. This provides a much larger pool of candidates than are available with traditional hybridoma technology. ImmGenics' technology provides access to the complete immune response for the identification of antibodies with the desired functional properties and highest affinities. Abgenix estimates that this difference is between 100 and 1000 fold. In addition to providing greater antibody diversity, eliminating the hybridoma generation step will allow Abgenix to shorten product development timelines.

"With exclusive access to ImmGenics' technology, Abgenix will be able to offer unprecedented antibody diversity to specific antigen targets," stated C. Geoffrey Davis, Ph.D., Abgenix's chief scientific officer. " By scanning the entire immune repertoire of an immunized XenoMouse, this technology will allow us to rapidly select the very best fully human antibodies, as defined by specificity, functional properties, and affinity."

At the closing of the transaction, Abgenix will exchange approximately US$77 million (CAN$110 million) of Abgenix common stock, based on a 5-day average price, for all outstanding ImmGenics shares and options. For accounting purposes, the transaction will be treated as a purchase and the company will incur a significant, yet-to-be-determined, one-time charge in the fourth quarter, as well as ongoing amortization of goodwill. Operating expenses for Abgenix are anticipated to increase modestly, by approximately US$2-3 million annually as a result of this acquisition. Abgenix has a strong balance sheet including $560 million in cash, cash equivalents and marketable securities at June 30, 2000.

Abgenix is a biopharmaceutical company focused on the development and commercialization of antibody therapies for a variety of diseases. The company developed XenoMouse-TM- technology to enable the rapid generation of high affinity, fully human antibody product candidates to essentially any disease target appropriate for antibody therapy. Abgenix uses its XenoMouse technology to build a large and diversified product portfolio through the establishment of licensing arrangements with multiple pharmaceutical, biotechnology and genomics companies and through the development of its own internal proprietary products. For more information on Abgenix, visits the company's website at WWW.ABGENIX.COM.

ImmGenics Pharmaceuticals Inc. is a Vancouver-based biotechnology company that develops and intends to commercialize antibody-based therapeutic and diagnostic products for the treatment and diagnosis of a wide variety of diseases, including infectious diseases, cancer and inflammatory and autoimmune disorders.


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Abgenix to Acquire ImmGenics, Page 3


In conjunction with this press release, you are invited to listen to a conference call with R. Scott Greer, CEO of Abgenix; C. Geoffrey Davis, Ph.D., Chief Scientific Officer of Abgenix; and Kevin Leslie, Ph.D., CEO of ImmGenics. The conference call will be held on September 26, 2000 at 2:30 PM PST. To join the conference call, dial (800) 553-0351 and mention the "Abgenix Conference Call." For international callers, dial (612) 332-0228. An instant replay of the call will be available by 6:00 PM on September 26, 2000. The replay number is
(800) 475-6701 for U.S. callers and (320) 365-3844 for international callers. The replay access code is 540393.


STATEMENTS MADE IN THIS PRESS RELEASE ABOUT ABGENIX'S XENOMOUSE TECHNOLOGY, PRODUCT DEVELOPMENT ACTIVITIES AND COLLABORATIVE ARRANGEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT, ARE FORWARD LOOKING STATEMENTS AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE, INCLUDING RISKS ASSOCIATED WITH THE SUCCESS OF CLINICAL TRIALS, THE PROGRESS OF RESEARCH AND PRODUCT DEVELOPMENT PROGRAMS, THE REGULATORY APPROVAL PROCESS, COMPETITIVE PRODUCTS, FUTURE CAPITAL REQUIREMENTS AND THE EXTENT AND BREADTH OF ABGENIX'S PATENT PORTFOLIO. PLEASE SEE ABGENIX'S PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR INFORMATION ABOUT RISKS THAT MAY AFFECT ABGENIX.

EXCEPT FOR THE HISTORICAL INFORMATION PRESENTED, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE POSSIBLE DELAYS OR FAILURE BY IMMGENICS OR ITS PARTNERS TO DEVELOP AND/OR COMMERCIALIZE ANY TECHNOLOGY COVERED BY A COLLABORATIVE AGREEMENT OR AGREEMENTS BETWEEN IMMGENICS AND ITS PARTNER OR PARTNERS, POSSIBLE RISKS RELATED TO ADVERSE CLINICAL RESULTS AS PRODUCTS INCLUDING ANY OF SUCH TECHNOLOGY MOVE INTO CLINICAL TRIALS, THE IMPACT OF ALTERNATIVE TECHNOLOGICAL ADVANCES AND COMPETITION ON THE COLLABORATIVE RELATIONSHIP BETWEEN THE PARTIES, INHERENT RISKS IN EARLY STAGE DEVELOPMENT OF SUCH TECHNOLOGY.
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                        IMMGENICS TECHNOLOGY BACKGROUNDER


          ImmGenics has developed a proprietary technology that enables researchers to rapidly scan the entire immune repertoire of an immunized animal and to select the B-cells producing antibodies with the desired functional properties and the highest affinities in a matter of days. In terms of scope and speed, the ImmGenics technology represents a significant advance over hybridoma technology, the standard method for generating monoclonal antibodies as practiced over the last twenty-five years. By combining this technology with Abgenix's own XenoMouse technology, a large number of extremely high affinity, fully human antibodies can be isolated within two to three months following the first immunization.

HYBRIDOMA TECHNOLOGY
The development of hybridoma technology by Cesar Milstein and George Kohler in 1975 reshaped our thinking about the prospects of immunotherapy. Whereas previously patients had been treated with complex, poorly characterized mixtures of antibodies, usually in the form of horse serum, hybridoma technology offered the possibility of establishing a single homogeneous cell line producing a single antibody of a defined specificity - a "monoclonal antibody."

The first step in hybridoma technology is to repeatedly inject a mouse with a target protein, the "antigen." Once the mouse's response has been determined to be satisfactory, the antibody-producing B-cells are harvested and are fused with an immortalized myeloma cell line. The resulting immortal "hybridomas" may number from several hundred to several thousand. This number of antibody-producing cells, limited by the inefficiency of the fusion process, represents only a small fraction, on the order of one percent, of all the antibody-producing B-cells originally in the mouse. While this small fraction is usually adequate to produce quality antibodies, having access to the complete immune response may allow identification of rare or special antibodies with desired properties. For example, Abgenix believes that based upon ImmGenics' experience with the technology, routine identification of antibodies with ultra high affinities is possible.

IMMGENICS TECHNOLOGY
          ADVANTAGES OVER HYBRIDOMA TECHNOLOGY: A significant advantage of ImmGenics' technology is that the optimal antibody is selected from millions, rather than hundreds to thousands, of antibody-producing B-cells derived from an immunized mouse. This is accomplished by applying techniques for culturing the B-cells directly, thus bypassing hybridoma technology with its inherent inefficiency altogether. Using specially developed microplate-based assays, the B-cells are rapidly assayed over a period of several days. Typically, thousands of antigen-reactive cell-clones are identified, representing thousands of individual antigen-specific monoclonal antibodies. The number of different antigen-reactive monoclonal antibodies identified in a single experiment is typically increased by 100-fold or more. After applying additional rapid microplate-based assays to measure and rank antibodies by affinity and function, individual B-cell clones producing extremely high quality antibodies can be selected.

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          Another significant advantage of ImmGenics' technology is that by bypassing the hybridoma generation step, researchers can move rapidly into a recombinant manufacturing cell line. Individual B cells selected using the technology are isolated and the antibody genes can be directly introduced into a manufacturing cell line. The resulting cell line then can be developed for clinical trial testing over essentially the same timeline as that required for hybridoma cell line development.

          ADVANTAGES OVER PHAGE DISPLAY TECHNOLOGY: Phage display technology, when applied to antibodies, also offers the potential of screening large numbers of antibody clones. However, there are several drawbacks to this approach. First, since for ethical reasons it is not practical to immunize humans, and the phage library is derived from human immune tissue, the library is typically "nonimmune." Therefore, the antibody response cannot be driven toward high specificity and high affinity and is instead a result of random combinations and mutagenesis. As a result, the antibodies derived from nonimmune human antibody phage display libraries are typically of substantially lower affinity than those derived from immunized donors. The combination of ImmGenics' technology with XenoMouse provides full access to the repertoire of fully human antibodies that have been naturally affinity matured in the mouse.

          A second disadvantage of phage display is that the original pairing of the antibody heavy and light chains, both chains of which contribute to the antibody's binding affinity, is lost in the cloning process, and the probability of restoring these original pairs is extremely low. As a result, significant manipulation may be required to achieve affinity levels appropriate for clinical trials. The combination of ImmGenics' technology and Abgenix's XenoMouse takes advantage of the natural IN VIVO affinity maturation process and the maintenance of the original heavy and light chain pairs.


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